Exhibit 99.1

Contact:

John Swanson

Swanson Communications, Inc.

(516) 671-8582

Donald R. Peck

LoJack Corporation

(781) 302-4200

LOJACK CORPORATION REPORTS

FIRST QUARTER 2012 RESULTS

First Quarter Highlights

•	Revenue of $34.3 Million, up 13% from First Quarter of 2011

•	Domestic Unit Sales up 11% over First Quarter of 2011

•	Gross Margins Improve to over 54%

Canton, MA, May 1, 2012 – LoJack Corporation (NASDAQ GS: “LOJN”), the global leader in finding and recovering a wide range of mobile assets including cars, construction equipment and motorcycles, today reported its financial results for the three month period ended March 31, 2012.

The company reported that consolidated revenue for the first quarter of 2012 was $34.3 million, up 13.1% from $30.3 million in the same quarter last year. Revenue in the company’s North America segment was $27.1 million for the quarter, up 21.3% from $22.4 million generated in the same quarter last year. Revenue in the company’s International segment for the first quarter of 2012 was $6.3 million, down 13.0% from $7.2 million in the same quarter last year.

Randy L. Ortiz, President and Chief Executive Officer, said, “We were pleased with our consolidated revenue performance in the first quarter, particularly in our U.S. business. The retail automotive market continues to be strong and we are seeing the benefits of our internal programs reflected in continued year-over-year dealer sales growth. Our U.S. performance helped offset a decline in our international business, which is experiencing weak auto sales in Europe and Latin America as well as the uneven demand patterns inherent to this segment of the business.”

Consolidated gross profit for the first quarter of 2012 was $18.7 million, up 24.1% from $15.0 million in the same quarter last year, due to higher revenues and higher gross margin percentage. Gross profit as a percentage of revenue for the first quarter of 2012 was 54.4%, up from 49.6% in the first quarter of the prior year.

Operating expenses in the first quarter of 2012 were $19.3 million, decreasing 2% as a percentage of revenue from the first quarter of 2011. The increase over last year’s operating expenses of $17.7 million is primarily related to higher personnel costs and higher outside legal counsel fees.

Net loss to LoJack Corporation for the first quarter of 2012 was $(0.3) million, or $(0.02) per share, compared to a net loss of $(1.6) million, or $(0.09) per share, in the first quarter of the prior year.

Adjusted EBITDA for the first quarter of 2012, which includes the items reflected in Table 1, was $1.4 million, compared to $(0.2) million in the first quarter of 2011.

Mr. Ortiz said, “We are encouraged with our momentum in the North American segment, which has delivered consecutive quarters of solid year-over-year revenue growth. We believe that this momentum will continue, as the U.S. automotive industry’s strength is expected to be sustained throughout the remainder of the year bolstered by a North American production schedule that is expected to increase in the second quarter nearly 16% from last year, to support the higher demand. While our international revenues are expected to decline in 2012 compared to last year, we expect that our consolidated revenues for the year 2012 will increase 3 to 7 percent over 2011 levels.”

Stock Repurchase Program

During the first quarter of 2012, the company did not repurchase any shares under its stock repurchase plan. As of March 31, 2012, the company had an outstanding authority to repurchase 1,312,945 shares.

About LoJack Corporation

LoJack Corporation, the company that invented the stolen vehicle recovery market more than two decades ago, is the global leader in finding and recovering a wide range of mobile assets including cars, construction equipment and motorcycles – having recovered nearly USD$4 billion in stolen assets worldwide. LoJack’s core competencies are being applied into new areas, such as the prevention, detection and recovery of stolen cargo and finding and rescuing people with cognitive conditions such as autism and Alzheimer’s. LoJack has proven processes and technology for recovery – Radio Frequency – and unique integration with law enforcement agencies, making its offerings proven solutions that not only deliver a wide range of recoveries, but also enhance public safety. LoJack’s Stolen Vehicle Recovery System operates in 28 states and the District of Columbia, and in more than 30 countries throughout North America, South America, Europe, Africa and Asia. For more information, visit http://www.lojack.com.

To access the webcast of the company’s conference call to be held at 8:30 AM ET, May 1, 2012, log onto www.lojack.com (click “About Us,” “Investor Relations,” and then click “Events and Presentations”). An archive of the webcast will be available through http://www.lojack.com until superseded by the next quarter’s earnings release and related webcast.

Safe Harbor Regarding Forward Looking Statements

From time to time, information provided by the company or statements made by its employees may contain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws, which involve risks and uncertainties. Any statements in this news release that are not statements of historical fact are forward-looking statements (including, but not limited to, statements concerning (i) the company’s markets, portfolio of dealers and brands, (ii) conditions in the automotive industry, (iii) customer demand and expected timing of licensee purchases, (iv) the company’s objectives and plans for growth and future operations and products, including our integration with our dealers, and (v) the company’s future financial performance, including expected revenue). Such forward-looking statements are based on a number of assumptions and involve a number of risks and uncertainties, and accordingly, actual results could differ materially. Factors that may cause such differences include, but are not limited to: (i) the continued and future acceptance of the company’s products and services; (ii) our ability to obtain financing from lenders; (iii) the outcome of ongoing litigation involving the company; (iv) the rate of growth in the industries of the company’s customers; (v) our relationships with our licensees and the strength of their business; (vi) the presence of competitors with greater technical, marketing, and financial resources; (vii) the company’s customers’ ability to access the credit markets; (viii) the company’s ability to promptly and effectively respond to technological change to meet evolving customer needs; (ix) the company’s ability to successfully expand its operations; (x) conditions in the automotive retail market; and (xi) changes in general economic or geopolitical conditions, including the European debt crisis. For a further discussion of these and other significant factors to consider in connection with forward-looking statements concerning the company, reference is made to the company’s Annual Report on Form 10-K for the year ended December 31, 2011 and the company’s other filings with the Securities and Exchange Commission.

Readers should not place undue reliance on any forward-looking statements, which only speak as of the date made. Except as required by law, the company undertakes no obligation to release publicly the result of any revision to the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this press release also contains the non-GAAP financial measure, adjusted EBITDA. The company defines adjusted EBITDA as net loss which is adjusted for interest and other income (expense) and income taxes as well as depreciation, amortization and stock-based compensation. The company believes that the inclusion of this non-GAAP financial measure in this press release helps investors to gain a meaningful understanding of changes in the company’s core operating results, and can also help investors who wish to make comparisons between LoJack and other companies on both a GAAP and a non-GAAP basis. LoJack management uses this non-GAAP measure, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods and to the performance of our competitors. These measures are also used by management to assist with their financial and operating decision making.

The non-GAAP financial measures included in this press release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. In addition, the non-GAAP financial measures included in this press release may be different from, and therefore may not be comparable to, similar measures used by other companies. Reconciliations of the non-GAAP financial measures used in this press release to the most directly comparable GAAP financial measures are set forth in the text of this press release and in the table below.

Table 1 – Adjusted EBITDA Computation

GAAP to Pro Forma Non-GAAP Reconciliation

(in thousands)

	Three Months ended March 31, 2012 $	Three Months ended March 31, 2011 $
Net loss, as reported	(295)	(1,632)
Adjusted for:
Provision for income taxes	257	221
Other income (expense)	607	1,232

Operating loss	(645)	(2,643)

Adjusted for:
Depreciation and amortization	1,197	1,767
Stock compensation expense	872	678

Adjusted EBITDA	1,424	(198)

LoJack Corporation and Subsidiaries

Condensed Consolidated Statement of Operations

(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2012	2011
	(unaudited)
Revenue	$34,302	$30,339
Cost of goods sold	15,639	15,299

Gross profit	18,663	15,040
Costs and expenses:
Product development	1,514	1,449
Sales and marketing	6,969	6,585
General and administrative	9,685	7,983
Depreciation and amortization	1,140	1,666

Total	19,308	17,683

Operating loss	(645)	(2,643)
Other income (expense):
Interest income	38	730
Interest expense	(170)	(164)
Other, net	739	666

Total	607	1,232

Loss before provision for income taxes	(38)	(1,411)
Provision for income taxes	257	221

Net loss	(295)	(1,632)
Net income (loss) attributable to noncontrolling interest in consolidated subsidiary	13	(26)

Net loss attributable to LoJack Corporation	$(308)	$(1,606)

Net loss per share attributable to LoJack Corporation	$(0.02)	$(0.09)

Weighted average diluted common shares outstanding	17,388,528	17,531,613

LoJack Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	March 31, 2012	December 31, 2011
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$44,292	$49,645
Restricted cash	225	225
Marketable securities at fair value	2,292	1,778
Accounts receivable, net	26,570	28,492
Inventories	9,310	6,628
Prepaid expenses and other	3,335	3,016
Prepaid and receivable income taxes	399	429
Deferred income taxes	504	504

Total current assets	86,927	90,717
PROPERTY AND EQUIPMENT, NET	12,636	13,426
DEFERRED INCOME TAXES	127	124
INTANGIBLE ASSETS, NET	108	110
GOODWILL	1,717	1,717
OTHER ASSETS, NET	7,793	8,189

TOTAL ASSETS	$109,308	$114,283

CURRENT LIABILITIES:
Short term debt	$274	$274
Accounts payable	5,835	6,222
Accrued and other liabilities	11,997	12,107
Current portion of deferred revenue	16,541	19,007
Accrued compensation	3,647	4,211

Total current liabilities	38,294	41,821
LONG-TERM DEBT	11,930	11,013
DEFERRED REVENUE	16,612	19,430
DEFERRED INCOME TAXES	313	313
OTHER ACCRUED LIABILITIES	3,712	3,684
ACCRUED COMPENSATION	1,288	1,241

TOTAL LIABILITIES	72,149	77,502

COMMITMENTS AND CONTINGENT LIABILITIES
EQUITY:
Preferred stock—$.01 par value; authorized, 10,000,000 shares; one special voting preferred share issued and outstanding	—	—
Common stock—$.01 par value; authorized, 35,000,000 shares; issued and outstanding, 18,059,021 at March 31, 2012 and 18,101,003 at December 31, 2011	180	181
Additional paid-in capital	22,061	21,265
Accumulated other comprehensive income	6,313	6,435
Retained earnings	8,812	9,120

Total LoJack Corporation equity	37,366	37,001
Noncontrolling interest in subsidiary	(207)	(220)

Total equity	37,159	36,781

TOTAL	$109,308	$114,283

NOTE: The full text of this news release can be accessed for 30 days at www.prnewswire.com. This news release as well as current financial statements may also be accessed on the Internet at www.lojack.com. Each quarter’s release is archived on the LoJack website under “Investor Relations” during the fiscal year (click “About Us”, then, click “Investor Relations”, click “Press Releases”). The company’s Annual Report, Form 10-Q and Form 10-K filings are also available on its website. Copies of the company’s financial information, including news releases, may also be obtained by contacting Swanson Communications, Inc. at (516) 671-8582.